UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2020

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin

(Address of principal executive offices, including zip code)

(920) 892-9340

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, no par value	OESX	The Nasdaq Stock Market LLC (NASDAQ Capital Market)
Common stock, purchase rights		The Nasdaq Stock Market LLC (NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 29, 2020, Orion Energy Systems, Inc. and its subsidiaries (the “Company”) entered into a new Loan and Security Agreement (the “Credit Agreement”) with Bank of America, N.A., as lender (the “Lender”). The Credit Agreement replaces the Company’s existing $20.15 million secured revolving credit and security agreement dated as of October 26, 2018 as amended, by and among the Company and Western Alliance Bank, National Association, as lender (the “Existing Credit Agreement”).

The replacement of the Existing Credit Agreement with the Credit Agreement provides the Company with increased financing capacity and liquidity to fund its operations and implement its strategic plans.

The Credit Agreement provides for a five-year $25.0 million revolving credit facility (the “Credit Facility”) that matures on December 29, 2025. Borrowings under the Credit Facility are subject to a borrowing base requirement based on eligible receivables, inventory and cash. As of December 29, 2020, the borrowing base supports the full availability of the Credit Facility. However, as of December 29, 2020, no amounts were borrowed under the Credit Facility.

The Credit Agreement is secured by a first lien security interest in substantially all of the Company’s and its subsidiaries’ assets.

Borrowings under the Credit Agreement are permitted in the form of LIBOR or prime rate-based loans and generally bear interest at floating rates plus an applicable margin determined by reference to the Company’s availability under the Credit Agreement. Among other fees, the Company is required to pay an annual facility fee of $15,000 and fee of 25 basis points on the unused portion of the Credit Facility.

The Credit Agreement includes a springing minimum fixed cost coverage ratio of 1.0 to 1.0 when excess availability under the Credit Facility falls below the greater of $3.0 million or 15% of the committed facility. Currently, the required springing minimum fixed cost coverage ratio is not required.

The Credit Agreement also contains customary events of default and other covenants, including certain restrictions on the Company’s ability to incur additional indebtedness, consolidate or merge, enter into acquisitions, pay any dividend or distribution on the Company’s stock, redeem, retire or purchase shares of the Company’s stock, make investments or pledge or transfer assets. If an event of default under the Credit Agreement occurs and is continuing, then the Lender may cease making advances under the Credit Agreement and declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company becomes the subject of voluntary or involuntary proceedings under any bankruptcy or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On December 29, 2020, the Existing Credit Agreement was replaced by the Credit Agreement. The Company did not incur any early termination fees in connection with the termination of the Existing Credit Agreement. The Existing Credit Agreement was scheduled to mature on October 26, 2021.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above under Item 1.01 is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On January 5, 2021, the Company issued a press release announcing the Credit Agreement. The Company is furnishing a copy of such press release as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01(d)	Financial Statements and Exhibits.

Exhibit 10.1*	Loan and Security Agreement dated as of December 29, 2020 among Orion Energy Systems, Inc., Bank of America, N.A., as lender, and the subsidiary borrowers party thereto.

Exhibit 99.1	Press Release of Orion Energy Systems, Inc.

*

The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that the Registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: January 5, 2021	By:	/s/ J. Per Brodin
J. Per Brodin
Chief Financial Officer